Exhibit 10.33

Licensing Agreement

THIS SECOND REVISED LICENSING AGREEMENT (the “Agreement”) between FUJIFILM MEDICAL SYSTEMS U.S.A., INC., a New York corporation (“Licensor”), having a principal place of business at 41 9 West Avenue, Stamford CT, and VIRTUAL RADIOLOGIC CORPORATION (formerly Virtual Radiologic Consultants, Inc., herein, “Licensee”), a Delaware Corporation, having its principal place of business at 5995 Opus Parkway, Suite 200, Minnetonka, Minnesota 55343, is made effective as of the first day of April, 2006 (the “Effective Date”).

1.	OVERVIEW.

1.1	General. This Agreement states the terms and conditions by which Licensor will license a medical imaging tool (“Synapse Software,” as hereinafter defined) to Licensee and make modifications to the Synapse Software on behalf of Licensee. The Synapse Software to be licensed and provided hereunder is identified in Addendum A. This Agreement is intended to cover any and all software, maintenance and support provided by Licensor to Licensee as identified in Addendum A.

1.2	Definitions.

(a)	“Synapse Software” means the Software product(s) identified in Addendum A to be licensed to Licensee, operated on Licensee’s servers and workstations, including the Documentation and any updates or modifications by Licensor.

(b)	“Documentation” means any standard Fuji documentation provided to users including, but not limited to, documents entitled Synapse Product Release Specification, Synapse HIIS Administration Manual, SYNAPSE System Administration Manual, Synapse Workstation Administration Manual, and materials discussing application and system administration, training, support, troubleshooting and installation for any release currently available to Licensee.

(c)	“Intellectual Property Rights” means any and all rights in and to the Synapse Software now known or hereafter existing, including without limitation (a) rights associated with works of authorship throughout the universe, including exclusive exploitation rights, copyrights and mask works, (b) trademark and trade name rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) other intellectual and industrial property and proprietary rights of every kind and nature throughout the universe, whether arising by operation of law, by contact or license, or otherwise, and (f) all registrations, applications, renewals, extensions, combinations, divisions or reissues of the foregoing.

(d)	“Customer(s)” refer(s) to those healthcare institutions or medical practices to which the Licensee provides professional telemedicine or infrastructure services.

(e)	“Patient Encounter” means a set or sets of DICOM images from a single modality relating to a single patient within a 24 hour period that are obtained by a Customer and electronically communicated for interpretation within a 24 hour period to a Licensee server running the Synapse Software, and includes such set or sets of images that are transferred from a health care institution to another Customer utilizing Licensee’s infrastructure.

(f)	“Processed Study” means the DICOM images generated during a Patient Encounter upon which Licensee or a Customer of Licensee utilizing Licensee’s infrastructure renders a teleradiology interpretation and for which Licensee collects revenues and does not permanently store that set of images for the Customer in the Synapse Software. The term Processed Study does not include a set of DICOM images for which (i) Licensee renders a diagnostic interpretation and permanently stores those clinical exams, (ii) the Licensee renders a diagnostic interpretation exclusively using systems other than the specific licensed Synapse Software, (iii) Licensee or Customer renders a diagnostic interpretation using Synapse Software licensed from Licensor by an entity other than the Licensee, (iv) the images were transmitted for the purpose of testing end-to-end connectivity between Licensee and a Customer for which no report was dictated, or (v) the images constitute a prior study and are sent solely for comparison with the Processed Study.

2.	THE SYNAPSE SOFTWARE; OWNERSHIP, JOINT OPPORTUNITIES AND LICENSE.

2.1	Scope of the Synapse Software. The scope of the licensed Synapse Software is as set forth in Addendum A.

2.2	Intellectual Property Ownership. Licensee acknowledges that, except for the rights expressly granted herein, this Agreement does not transfer to Licensee, and Licensee does not obtain from Licensor, any rights in and to the Synapse Software. All right, title and interest, including without limitation intellectual property rights, in and to the Synapse Software will remain solely with Licensor. Nothing in this section is intended to, and shall not be construed to, transfer to Licensor any rights in intellectual property developed by Licensee. Licensee’s intellectual property rights shall remain solely with Licensee.

2.3	Joint Opportunities.

(a)	Application Service Provider (ASP). Licensor authorizes Licensee to permit parties other than direct affiliates of Licensee, but who are Customers of Licensee, to utilize and access Licensee’s Synapse infrastructure for the purpose of the transmission, receipt and interpretation of Processed Studies.

(b)	Synapse Compression Gateway. At the request of the Licensee, Licensor will negotiate in good faith for commercial deployment and support of a Synapse Compression Gateway. Synapse Compression Gateway is understood to enable third parties such as hospitals to transmit compressed Image data over a VPN tunnel or similar network connection to Licensee. Additional licensing opportunities for those third parties to access acquired images will be investigated.

2.4	License Grants and Prohibitions

(a)	License Grant. Licensor hereby grants to Licensee a non-exclusive, non-transferable license (the “License”) to (i) operate the Synapse Software on one or more servers and one or more workstations as required to satisfy Licensee’s volume, in Licensee’s data center. Except as otherwise expressly provided herein, license granted to Licensee explicitly excludes the right to grant to any Sub-Licensee the right to operate the Synapse Software on Licensee’s servers and workstations or resell licenses to use the Synapse Software to its Customers on other servers or workstations. The License expressly excludes the right of Licensee or Customers to permanently store images within the Synapse Software.

(b)	Additional License Grant. Licensor hereby grants to Licensee a non-exclusive, non-transferable right to use any demonstration Synapse Software provided by Licensor for the sole purpose of demonstrating the Synapse Software’s capabilities to prospective Customers of Licensee.

(c)	Licensee Prohibitions. Unless Licensee has received Licensor’s prior written consent, and except as expressly provided otherwise hereunder, Licensee is expressly prohibited from (i) renting, selling or otherwise transferring, directly or indirectly, the Synapse Software or any portion thereof, to any third person, Customer or entity other than a direct affiliate of Licensee; and (ii) reverse assembling, reverse compiling, direct querying Synapse DB, modifying Synapse source code, DB content, or DB schema or otherwise translating the Synapse Software. However, Licensee may continue to query the Synapse DB for the purposes for which Licensee currently queries the Synapse DB. Licensee may also query the Synapse DB to facilitate Licensee’s other proprietary software functions under the condition that Licensor does not respond with an available release within 6 months to a Licensee documented problem that materially impacts the scaling of Licensee’s business to meet market demand, and must be installed into Licensee’s system within 14 days of availability of said release. In the event of any modification or Synapse DB query by Licensee, Licensee will document to Licensor the interactions/changes made. When future releases affect that portion of the database that Licensee proprietary software is interacting with, Licensor will clearly document those changes to Licensee in advance of release. Licensor will not be responsible for any performance degradation, penalty credits or modifications to future releases caused by Licensee performed changes.

3.	BILLING, ACCOUNTING AND PAYMENT PROCEDURES.

3.1	Revenue Sharing Arrangement. Subject to the provisions of Sections 3.1(a), (b) and (c) hereof, Licensee shall pay Licensor a fee (the “License Fee”) equal to [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] ($ [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]) per Processed Study for CT, US, MR, NM or similar modality images excluding x-ray, or [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] ($ [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]) per Processed Study for x-ray modality images.

(a)

Notwithstanding anything to the contrary in this Section 3.1, and subject to the provision of Section 3.1(b), Licensee shall be required to pay Licensee a minimum of Five Hundred Thousand Dollars ($500,000) for Processed Studies for calendar year 2006, exclusive of any prior year’s credits. For avoidance of doubt, the parties acknowledge that VRC is obligated to pay Fuji the approximate sum of Two Hundred Twenty Eight Thousand Two Hundred Seventy Two Dollars ($228,272) for License Fees incurred by VRC from January 1, 2006 through March 31, 2006. Upon payment of that amount, or such other amount actually due for that period, VRC shall be obligated to pay Fuji the difference between Five Hundred Thousand Dollars ($500,000) and the amount theretofore paid with respect to that period. The parties further acknowledge that License Fee set forth above shall be effective April 1, 2006.

(b)	For calendar years 2007 and thereafter, Licensee shall pay licensor a License Fee per Processed Study determined on a quarterly basis with reference to the following chart as elected by Licensee:

Guaranteed Quarterly Payment	Fee per Processed Study: CT, US, MR, NM, and similar, non x-ray modality images	Fee per Processed Study: x-ray modality images
[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]
$	$	$
$	$	$
$	$	$

At least ten (10) days prior to the commencement of each calendar quarter of 2007 and of each succeeding year during the term of this Agreement, Licensee shall notify Licensor of Licensee’s election of guaranteed quarterly payments and the corresponding Fee per Processed Study, which election shall be binding on Licensee and Licensor. In the absence of timely election by Licensee, the Guaranteed Quarterly Payment shall be $[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and the Fee per Processed Study shall be $ [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and $ [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] respectively for the applicable modalities.

3.2	Licensing Scalability. The Licensor shall provide to Licensee for the duration of this Agreement adequate licenses to meet the workload requirements of Licensee. Licensee is responsible for acquiring and operating the necessary servers and other supportive infrastructure. In consideration of the terms of Section 4.6 below, Licensor will make available and install on designated server(s) additional License(s) as required to maintain Licensee productivity and efficiency. In addition, Licensor will provide an adequate number of licenses, at least one, and Licensee will provide a like number of servers, for the purposes of system testing and operational impact analysis. System testing licenses and servers will not be used by Licensor in the generation of revenues.

3.3	Payment Terms. Licensee shall be responsible for accurately calculating the Processed Studies from Customer sites. Licensor will, from time to time, remotely administer, manage and monitor Licensee’s use of the Synapse Software. Within ten (10) days of the end of each calendar quarter, Licensee will provide Licensor a quarterly accounting of Licensee Processed Studies, Licensor will provide an invoice to Licensee and Licensee will remit a payment to Licensor for license payments accrued during the previous calendar quarter. All payments will be made in U.S. dollars via wire transfer. In the event payment is late, Licensor reserves the right to charge interest at the rate of twelve percent (12%) per annum or the highest legal rate, whichever is lower, from the due date until the date payment is received by Licensor.

3.4	Co-Marketing and Joint Sales. Each party agrees to designate and maintain a marketing and sales contact for the purpose of developing a cohesive co-marketing plan. In connection with the marketing and promotion of the Licensee’s use of the Synapse Software, the parties will:

(a)	coordinate on and agree to the development of marketing materials and promotion plans, including but not limited to the issuance of a joint press release;

(b)	provide reasonable cooperation and participation in designated marketing efforts, including trade shows, seminars, public relations events, press releases, web site announcements, conventions and conferences;

(c)	provide opportunity for clinical product development and direction guidance in the format of steering committees or users’ groups with meetings held at major industry gatherings or at private events; and

(d)	optionally provide reasonable cooperation in arranging for the training of personnel as appropriate and necessary for communication of Licensee’s services that are available.

(e)	investigate strategies to utilize and grow Licensee’s and Licensor’s respective installed base.

3.5	Trademark License. The parties agree not to use the other party’s trademarks, logos, trade designations trade dress and trade names (“Trademarks”) unless approved in writing by the other party. The license granted in this Agreement will be limited to the terms set forth in this Agreement and will terminate upon termination of this Agreement for any reason.

3.6	Taxes. Each party will be responsible for its own taxes properly levied on it by virtue of the undertakings hereunder.

4.	LICENSOR RESPONSIBILITIES.

4.1	Authority and Performance of Licensor. Licensor represents and warrants that it owns the Synapse Software and has the legal right to enter into this Agreement and perform its obligations hereunder.

4.2	Installation, Maintenance, Support and Updates. Licensor will be responsible for installing the Synapse Software on Licensee’s servers located in Licensee’s data center. All other installations and support shall be provided remotely. In addition, Licensor will provide Licensee with maintenance, support and updates to the Synapse Software at no additional charge above the cumulative License Fees accrued.

(a) Operations Support. Licensor will continue to provide diagnostic support for facility modality connectivity trouble shooting with a 30 minute response time over the phone from 8-5 CST. All other diagnostic support will be 24x7over the phone. In addition, Licensor will provide to Licensee in a timely manner all data and/or functionality reasonably necessary to permit uninterrupted functioning of the Synapse Software in a manner reasonably consistent with Licensee’s business operations. Licensee agrees that any changes or modifications to Licensee’s infrastructure that could impact Synapse Software will be communicated in advance to Licensor to the extent commercially reasonable so that support for problems encountered during those Licensee changes can be prepared.

(b) Planned Synapse Upgrades. Within 4 weeks following written request of the Licensee, Licensor will engage Licensee with an upgrade team to initiate upgrade planning and create a mutually agreed upon schedule for installation, test and go-live.

(c) Service Releases. For any service releases made generally available to Licensor’s installed base to address performance issues with Synapse, Licensee will be provided priority status for installing those updates to their system. Service releases will be supported for the most recent two major versions of Synapse installed base releases.

(d) Synapse Capacity Threatening Event. If Licensee experiences a Capacity Threatening Event, which by definition causes degradation to the Licensee’s ability to continue to accept expected volumes of customer images or to distribute images to Licensee’s affiliated radiologists or the affiliated radiologists of Licensee’s Customers, Licensee will make every attempt to give Licensor as much advance notice as possible and Licensor will make all possible resources available as soon as possible, and will facilitate modification of schedules of additional resources to make additional resources available as required to resolve the cause of the Capacity Threatening Event.

(e) Ongoing Development

i. Reasonable Cooperation. Licensor will reasonably cooperate with the Licensee to ensure that future versions, releases or modifications of Synapse will be compatible with the Licensee’s software tools that have been, are being or will be designed to interface with Synapse provided that Licensee follows Licensor’s preexisting documented procedures for interfacing with Synapse or, if no such documented procedures exist, any applicable mutually agreed upon procedures that have been documented in writing between both parties. If no mutual agreement can be reached, Licensor will not cause to cease operation or to stop functioning partially or completely or in any other way interfere with Licensee’s software tools or those tools’ interactions with Synapse. Licensor shall also provide Licensee with any authentication information necessary to facilitate the function of Licensee’s software tools. Licensee will continue to utilize the then currently working version of Synapse through the remaining term of this Agreement unless a mutually agreed upon method for interoperability is achieved.

ii. Additional Synapse Modules. Licensor will make additional Synapse options or services not outlined in Addendum A available to the Licensee at no additional charge if it can be reasonably shown that these options will provide additional capacity to the Licensee’s teleradiology services for which additional Processed Studies can be acquired. For those options which entail a third party or sublicense cost to Licensor, such costs will be paid by Licensee. Any other options requested by Licensee that offer functionality beyond that needed for teleradiology services will either be offered at a discount off the then current list price at as least as favorable a discount percentage as given to Licensor’s largest customer, or such price for that option will be negotiated in good faith into a per Study charge that is mutually agreeable.

iii. Enhancements. Licensor agrees to interact directly with Licensee on documented feature or enhancement recommendations to potentially include in future Synapse releases. The timing of the addition of these recommendations to future releases will be at Licensor’s sole discretion but will not be unreasonably withheld if they are seen to be useful for other customers of Licensor or for future distributed diagnosis markets. If it is determined that these recommendations are primarily to the benefit of Licensee, Licensor will negotiate in good faith with Licensee within 45 days of submission of documented proposal to see if alterative methods can be achieved to accomplish those goals. If no alternative method is available, Licensor agrees to produce a Scope of Work in a timely manner for a separately funded custom engineering project to satisfy the recommendation.

4.3	Licensor’s Sales and Technical Expertise. Licensor will provide and maintain the capabilities and resources to do the following: (a) inform Licensee properly concerning the features and capabilities of the Synapse Software; (b) service and support the Synapse Software in accordance with Licensor’s support obligations to other Synapse users.

4.4	Support Services. Licensee will maintain Tier 1 technical support, limited to initial telephone support, for network, storage and data center services. Upon determination that a problem exists with the Synapse Software, Licensor will make commercially reasonable efforts to provide prompt and complete support services for the Synapse Software to Licensee in a manner consistent with the support services it routinely offers Synapse Software licensees. Support services to Licensee include remote training in operation of the Synapse Software, timely responses to general questions concerning operation of the Synapse Software, and diagnosis of any nonconformance by the Synapse Software with the specifications set forth in the Documentation. Licensor shall continuously monitor Licensee’s servers and Synapse Software performance, including all associated underlying software required by Synapse to function, as part of Licensor’s maintenance of components and functions which Licensor does not permit Licensee to directly access. Licensor shall provide to Licensee a monthly report stating all currently set configuration parameters, performance metrics and recommendations of modifications or additions to be made to the Synapse Software, associated underlying software, or servers or networks. However, any application training, administrator training or other professional services to Licensee relating to the Synapse Software may be provided by Licensor, at its sole discretion, pursuant to a separate pricing contract with Licensee not to exceed pricing consistent with those offered to other Synapse licensees.

4.5	Integration and Development Services. Under a separate future addendum, Licensor will support Licensee’s efforts to integrate the functions of PACS and RIS. Licensor will provide limited verbal guidance as required for no charge. Licensee and Licensor will agree on a Statement of Work for Professional Services activity paid at agreed rates for Time and Materials.

4.6	Support Service Level Agreement In the event any issue that arises solely due to Synapse Software prevents the Licensee from efficiently providing service to Licensee’s clients (this baseline efficiency is defined by the ability of each Licensee Radiologist performing interpretations at that time can perform [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] studies* per hour) then a penalty period is commenced that shall last until such time that baseline efficiency is restored., The volume of studies performed for the duration of that penalty period will be compared to the volume of studies performed for the duration of the same time period of the most recent preceding week without a penalty period. Licensor will provide Licensee a credit equal to [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] times the difference in Licensor fees generated by Licensee between the two comparison periods.

*	For purposes of this Section 4.6 only, “study” means the single body part having an individual Current Procedural Terminology (CPT) code currently referenced by the United States Center for Medicare Services.

4.7	Licensor warrants that the Synapse Software will substantially conform to the specifications and functionalities set forth in the Documentation, and will not run afoul of any applicable laws, codes or regulations. Further, Licensor agrees to maintain all required governmental and regulatory filings and approvals (e.g. FDA).

4.8	Licensor will provide Licensee with relevant Documentation including materials discussing application and system administration, training, support, troubleshooting, and installation.

4.9	Since Licensor will be utilizing remote access to the server and administer the Synapse Software, Licensor agrees to maintain the User ID, password and other security information in strict confidence. Licensor assumes all liability associated with any security breaches that result from failure to comply with this provision.

4.10.	No Other Warranty. LICENSOR DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHNTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTCE.

5.	LICENSEE’S OBLIGATIONS.

5.1	Hosting Services. Licensee shall provide the equipment to operate the Synapse Software and provide technical support for the network infrastructure and Workstations unless a separate and fully detailed Hosting Services Agreement is made part of this Agreement.

5.2	Licensee Covenants. Licensee will: (i) conduct business in a manner that reflects favorably at all times on the Synapse Software and the good name, goodwill and reputation of Licensor; (ii) make no false or misleading representations with regard to Licensee’s relationship to Licensor or the Synapse Software; (iii) make no representations, warranties or guarantees to Customers or to the trade with respect to the specifications, features or capabilities of the Synapse Software that are not contained in the Documentation; and (iv) ensure that all Licensee employees are provided competent training as to the use of the Synapse Software.

6.	INSPECTIONS, RECORDS AND REPORTING.

6.1	Reports. Licensee will provide Licensor a quarterly accounting of Licensee’s payments and remit payment due Licensor in accordance with Section 3.2.

6.2	Records. During the term of this Agreement and for one (1) year after its expiration or termination, unless earlier furnished to or audited by Licensor, Licensee will make available for examination only such records regarding the Synapse Software as are necessary to determine the accuracy of the payments provided in this Agreement. Such examination shall occur not more than twice per fiscal year, shall be at Licensor’s expense and shall occur at reasonable times which are convenient for Licensee. Licensee will maintain complete and accurate Synapse Software licensing records directly relating to distribution of the Synapse Software to workstations.

7.	LIMITATIONS OF LIABILITY.

7.1	Consequential Damages Waiver. Subject to the provisions of Section 4.6 and Section 8.2, in no other event will either party be liable or responsible to the other for any type of incidental, punitive, indirect or consequential damages, including, but not limited to, lost revenue, lost profits, replacement goods, loss of technology, rights or services, loss of data, or interruption or loss of use of service or hardware, even if advised of the possibility of such damages, whether arising under theory of contract, tort (including negligence), strict liability or otherwise. This limitation shall survive any failure of an exclusive or limited remedy. IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER LICENSOR OR LICENSEE UNDER THIS AGREEMENT EXCEED THE AMOUNT PAID TO LICENSOR BY LICENSEE.

8.	INDEMNIFICATION.

8.1	Representations and Warranties. Licensor and Licensee each represent and warrant that they own and have the right to publish and license the respective information contributed by each party to be contained in the Synapse Software, Its subsequent additions or enhancements, or add-on features or appendices.

8.2.

Indemnification Claims. Each party will indemnify, defend and hold the other harmless for all losses, damages, costs or expenses (“Losses”) resulting from any third party claim or allegation arising out of the indemnifying party’s breach of this Agreement, gross negligence or willful misconduct in the performance of the duties set forth herein. In addition, Licensor will indemnify, defend and hold Licensee harmless for all Losses arising out of the infringement or alleged infringement of any intellectual property right of any third party by the Synapse Software.

8.3	Infringement Remedy. If the Synapse Software or a portion thereof becomes, or in Licensor’s opinion is likely to become, the subject of an infringement claim, Licensor may, at its option and expense, either (a) procure the right to continue using the Synapse Software or portion thereof, or (b) replace or modify the Synapse Software or portion thereof so that it becomes non-infringing. Notwithstanding the foregoing, Licensor will have no obligation under this Section 8 or otherwise with respect to any infringement claim based upon (i) any use of the Synapse Software by Licensee in breach of this Agreement, (ii) any use of the Synapse Software that is not an intended use of the Synapse Software, or (iii) any use of any release of the Synapse Software other than the most current release directly provided to Licensee.

8.4	Notice. Each party’s indemnification obligations hereunder shall be subject to (i) receiving prompt written notice of the existence of any action; (ii) having, at its option, sole control of the defense of such action and any related settlement negotiations; and (iii) receiving full cooperation of the indemnified party in the defense thereof.

9.	TERM; SUSPENSION; TERMINATION.

9.1.	Term. The initial term will commence on the Effective Date, and will continue for an initial period of twenty four (24) months (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive one (1) year periods (each a “Renewal Term”) unless terminated in accordance with the terms herein. Any party not wishing to renew this Agreement must notify the other in writing at least 180 days prior to the commencement of a Renewal Term, and must fulfill any responsibilities under this Agreement necessary to provide continued support of any Licenses in effect until termination or expiration of the term, whichever is sooner.

9.2.	Termination For Cause. Either party may terminate this Agreement only for cause if (i) the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of the same or (ii) the other party becomes insolvent, files or has filed against it a petition in bankruptcy. Either party may terminate this Agreement at any time in the event that the other party is merged, consolidated, sells all or substantially all of its assets, or implements or suffers any substantial change in management or control in breach of Section 10.7; or a party makes a material misrepresentation in any material information in connection with entering into this Agreement or performance of the reporting obligations under Section 7 hereof.

9.3.	No Liability for Termination. Except as expressly provided for herein, neither party will be liable to the other for any termination or expiration of this Agreement in accordance with its terms.

9.4	Effect of Termination. Upon the effective date of termination or expiration of this Agreement

(a)	Licensee shall have the right to continue to have access to the Synapse Software prior to the date of termination until such Licenses have expired or terminated, whichever is sooner (the “Wind-Down Period”). Licensee shall remit any payments due Licensor, and Licensee shall not be permitted to enter into any new Customer agreements using Synapse Software during the Wind-Down Period;

(b)	for the duration of the Wind-Down Period, Licensor shall continue to provide Synapse Software updates, maintenance and support services;

(c)	after the duration of the Wind-Down Period, the Licensee shall discontinue use and return or destroy, at Licensor’s option, the original and all copies of the Synapse Software made in connection with this Agreement. This requirement will apply to all copies in any form including translations, whether partial or complete and, if destroyed, Licensee shall deliver to Licensor a written certification thereof signed by an officer of Licensee; and

(d)	The parties will immediately cease any display, advertising and use of all the other party’s products, patents, copyrights, and Marks.

10.	MISCELLANEOUS PROVISIONS.

10.1.	Force Majeure. Except for the obligation to make payments, neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including acts of war, acts of God, earthquake, flood, embargo, riot sabotage, labor shortage or dispute, governmental act or failure of the Internet (not resulting from the actions or inactions of Licensor), provided that the delayed party: (a) gives the other party prompt notice of such cause, and (b) uses its reasonable commercial efforts to promptly correct such failure or delay in performance.

10.2.	Marketing. Upon prior written consent by Licensee, Licensor may publicly refer to Licensee, orally and in writing, as a Licensee of Licensor.

10.3.	Non-Solicitation. During the Term of this Agreement and continuing through the first anniversary of the termination of this Agreement, each party agrees that it will not, and will ensure that its affiliates do not directly or indirectly, solicit or attempt to solicit for employment any persons employed or contracted by the other party.

10.4.	No Third Party Beneficiaries. Licensor and Licensee agree that, except as otherwise expressly provided in this Agreement, there shall be no third party beneficiaries to this Agreement including but not limited to the insurance providers for either party.

10.5.	Choice of Laws, Jurisdiction and Venue. In the event of an unresolved dispute, this Agreement shall be construed, interpreted, applied, and the rights of the parties hereunder shall be determined, in accordance with the laws of the State of New York without regard to conflicts of laws rules, and the dispute shall be subject to the jurisdiction of the federal and state courts of the State of New York. The parties expressly and irrevocably consent to the personal jurisdiction of the federal and state courts within the State of New York. The parties also expressly consent to (i) service of process being effected upon them by registered mail sent to the addresses set forth in this Agreement and (ii) any final judgment rendered against a party in any action or proceeding being conclusive as to the subject of such final judgment and enforceable in other jurisdictions in any manner provided by law. The prevailing party in any such action, at law or equity, shall be entitled to reimbursement of its attorney’s fees (including in-house counsel), expenses and costs incurred to pursue or defend such action from the non-prevailing party.

10.6.	Severability. Waiver. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, the remaining provisions of this Agreement shall remain in full force and effect. The waiver of any breath or default of this Agreement will not constitute a waiver of any subsequent breath or default, and will not act to amend or negate the rights of the waiving party.

10.7.	Assignment. Neither party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other party, and any attempted assignment or delegation without such consent will be void. This Agreement will bind and inure to the benefit of each party’s successors and permitted assigns.

10.8.	Notice. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by email, confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party as listed in this Agreement or at such other address as may hereafter be furnished in writing by either party to the other party. Such notice will be deemed to have been given as of the date it is delivered, mailed, emailed, faxed or sent, whichever is earlier.

10.9.	Relationship of Parties. Licensor and Licensee are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Licensor and Licensee. Neither Licensor nor Licensee will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent, except as otherwise expressly provided herein.

10.10.

Entire Agreement; Counterparts; Originals. This Agreement, including all documents incorporated herein by reference and all documents incorporating this Agreement therein, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. Any additional or different terms in any purchase order or other response shall be of no effect. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original. This Agreement may be changed only by a written document signed by authorized representatives of Licensor and Licensee in accordance with this Section 10.10. For purposes of this Agreement, the term ‘written’ means anything reduced to a tangible form by a party, including a printed or hand written document e-mail or other electronic format.

10.11.	Interpretation of Conflicting Terms. In the event of a conflict between or among the terms in this Agreement and other documents referred to herein or made a part hereof, the documents shall control in the following order this Agreement, Hosting Service Agreement, Addendum A, then any other documents.

Authorized representatives of Licensee and Licensor have read the foregoing and all documents incorporated therein and agree and accept such terms effective as of the Effective Date first above written.

Virtual Radiologic Corporation		FUJIFILM MEDICAL SYSTEMS U.S.A, INC.

Signature:	/s/ Brent Backhaus	Signature:	/s/ Clayton Larsen
Print Name:	Brent Backhaus	Print Name:	Clayton Larsen
Title:	CTO	Title:	VP, Marketing and Network Business Devel.

This Agreement incorporates the following documents:

•	Addendum A — Synapse Software Scope

•	Teleradiology Services Agreement

ADDENDUM A

SYNAPSE SOFTWARE SCOPE

SYNAPSE EXAM VOLUME LICENSES

NSS-OYR-247-OPER	Per Study License – 24/7 Service

NSS-HL7-INT-OPER	HL7 (HIIS) Integration License Option

NSS-HL7-BI-UP-OPER	Upgrade HIIS to Bidirectional

NSS-URL-INT-OPER	URL Integration from External System Option